Exhibit 3.2
CERTIFICATE OF BYLAW AMENDMENT

THIS CERTIFICATE CERTIFIES as follows:

FIRST: The Third Amended and Restated Bylaws of Phillips Edison Grocery Center REIT I Inc. which became effective as of October 4, 2017 are amended by deleting in the header appearing at the top of the first page thereof the words “PHILLIPS EDISON GROCERY CENTER REIT I INC.” and by inserting in lieu thereof the words “PHILLIPS EDISON & COMPANY, INC.”

SECOND: The Third Amended and Restated Bylaws of Phillips Edison Grocery Center REIT I Inc. which became effective as of October 4, 2017 are further amended by deleting Section 1.01 thereof in its entirety and inserting, in lieu thereof, Section 1.01 as follows:

Section 1.01. PRINCIPAL OFFICES. The principal office of Phillips Edison & Company, Inc. (the “Corporation”) shall be located at such place or places as the Board of Directors may designate from time to time.

THIRD: By resolutions adopted by the Board of Directors of Phillips Edison & Company, Inc. (then known as Phillips Edison Grocery Center REIT I, Inc.) (the “Corporation”) on or as of November 8, 2017, the foregoing amendments to the Third Amended and Restated Bylaws of the Corporation were approved and adopted, to be effective as of the date of the filing with the State Department of Assessments and Taxation of Maryland by the Corporation of Articles of Amendment changing the name of the Corporation from “Phillips Edison Grocery Center REIT I, Inc.” to “Phillips Edison & Company, Inc.”

IN WITNESS WHEREOF, the undersigned Secretary of Phillips Edison & Company, Inc. has caused this Certificate of Bylaw Amendment to be executed as of this 13th day of December, 2017.

PHILLIPS EDISON & COMPANY, INC.

By:	/s/ Tanya E. Brady
Tanya E. Brady
Assistant Secretary